Exhibit 99.1

INVESTOR CONTACT Christopher T. Lee 858-485-2523 office christopher.lee@teradata.com MEDIA CONTACT Jennifer Donahue 858-485-3029 office jennifer.donahue@teradata.com

Teradata Announces $250 Million Accelerated Share Repurchase Agreement

SAN DIEGO – February 9, 2022 – Teradata Corporation (NYSE: TDC) today announced that it has entered into an accelerated share repurchase agreement (“ASR”) with JPMorgan Chase Bank, N.A. (“JPM”) to repurchase $250.0 million of the Company’s common stock. The ASR was entered into as part of the Company’s previously announced $1.0 billion open market share repurchase authorization, under which approximately $913 million will remain available after giving effect to the ASR. The Company intends to fund the ASR from cash on hand.

Under the ASR, the Company will make a payment of $250.0 million to JPM and will receive an initial share delivery of approximately 3.9 million shares from JPM, representing approximately 80% of the expected share repurchases under the ASR, based on the closing price of the common stock of $50.89 on February 8, 2022. The final number of shares of common stock that will be delivered to the Company under the ASR will be based on the average of the daily volume-weighted average trading prices of the Company’s common stock during the term of the transaction, less a discount and subject to adjustments pursuant to the terms and conditions of the ASR.

Note to Investors

This release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements generally relate to opinions, beliefs, and projections of expected future financial and operating performance, business trends, liquidity, and market conditions, among other things. These forward-looking statements are based upon current expectations and assumptions and often can be identified by words such as “expect,” “strive,” “looking ahead,” “outlook,” “guidance,” “forecast,” “anticipate,” “continue,” “plan,” “estimate,” “believe,” “will,” “would,” “likely,” “intend,” “potential,” or similar expressions. Forward-looking statements in this release include the Company’s share repurchase plans. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially, including those relating to: constraints, volatility, or disruptions in the capital markets or other factors affecting the amount and timing of share repurchases; the Company’s ability to complete the ASR; the number of shares that will be delivered to the Company under the ASR; whether or not the Company will continue, and the timing of, any open market share repurchases; and other factors described from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, including its most recent annual report on Form 10-K, and subsequent quarterly reports on Forms 10-Q or current reports on Forms 8-K, as well as the Company’s annual report to stockholders. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Teradata

Teradata is the connected multi-cloud data platform for enterprise analytics company. Our enterprise analytics solve business challenges from start to scale. Only Teradata gives you the flexibility to handle the massive and mixed data workloads of the future, today. Learn more at Teradata.com.

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